Exhibit 5.1

September 1, 2010

Autodesk, Inc.

111 McInnis Parkway

San Rafael, CA 94903

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Autodesk, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 15,500,000 additional shares of Common Stock reserved for issuance pursuant to the Autodesk, Inc. 2008 Employee Stock Plan, as amended and restated (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.